Basis of Presentation

The accompanying unaudited pro-forma balance sheet of Press Ventures, Inc. (the “Company”) as of August 19, 2013, has been compiled for illustrative purposes only for inclusion in the Form 8-K and to give effect to the transactions contemplated by the Technology License Agreement (the “Transaction”) between the Company and BioSafety Systems Sp. Z o.o.

It is management’s opinion that the unaudited pro-forma balance sheet presents fairly, in all material respects, the Transaction in accordance with accounting principles generally accepted in the United States of America. The accounting policies used in the preparation of the unaudited pro-forma balance sheet are consistent with the accounting policies of the Company used throughout 2013. The pro-forma adjustments are based on available information and certain estimates and assumptions. The unaudited pro-forma balance sheet is not intended to reflect the financial position of the Company which would have actually resulted had the proposed transactions been effected on the dates indicated. Further, the unaudited pro-forma balance sheet is not necessarily indicative of the results of operations that may be obtained in the future.

The unaudited pro-forma balance sheet should be read in conjunction with the historical financial statements of the Company.

Press Ventures, Inc.
(An Exploration Stage Company)
Proforma Condensed Balance Sheets
	July 31, 2013 Unadjusted - $ -	August 19, 2013 Pro-forma adjustments - $ -	August 19, 2013 Combined - $ -
Assets
Current assets	-	-	-
Cash	-	-	-
Total current assets	-	-	-
Other asset
Technology License	-	230,000	230,000
Total assets	-	230,000	230,000

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	23,975	-	23,975
Related party advances	40,239	-	40,239
Total current liabilities	64,214	-	64,214
STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock: $0.001 par value, 5,000,000,000 authorized, 585,000,000 (restated for forward stock split of 50 for 1) issued and outstanding as of August 19, 2013	415,000	230,000	645,000
Additional paid in capital	(365,000)	-	(365,000)
Deficit accumulated during the exploration stage	(114,214)	-	(114,214)
Total stockholders’ equity (deficit)	(64,214)	230,000	165,786
Total liabilities and stockholders’ equity	-	230,000	230,000